SWEPCO
                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE
Contact Peter Main (318) 673-3530



                    SWEPCO TO APPEAL DISQUALIFICATION OF CAJUN BID

        SHREVEPORT, LA (June 17, 1998) - Southwestern Electric Power Company officials said today the company will appeal Tuesday's U.S. District Court ruling that disqualified SWEPCO's bid for Cajun Electric Power Cooperative. The District Court, disagreeing with the findings and conclusions of the Bankruptcy Court, reversed the Sept. 8, 1997, Bankruptcy Court order that confirmed SWEPCO's right to reimburse the group of seven cooperatives for $1 million in legal expenses, with court review to assure specific expenses are reasonable.

        "We will vigorously pursue an appeal of the District Court's decision," said SWEPCO President Mike Madison. "We strongly disagree with the District Court's reversal of the U.S. Bankruptcy Court on this issue. Last July, the Bankruptcy Court heard six days of evidence and arguments on the Cajun estate trustee's allegations that SWEPCO provided a total of $1 million to the cooperatives to buy their support for the SWEPCO plan. After the hearing, the court found from the overwhelming evidence that there was no impropriety on the part of SWEPCO or the seven cooperatives, and there was no credible evidence to the contrary. We believe that was the right decision."

        On Tuesday, the District Court disqualified the SWEPCO plan from the bankruptcy process and ordered the seven cooperatives to return the funds reimbursed by SWEPCO. The District Court judge also said he is requesting that the U.S. Attorney in the Middle District of Louisiana review the matter for possible violations of criminal law.

        "We believe our actions, consistent with the evidence presented in the Bankruptcy Court, were entirely proper. We will address any questions that may arise," Madison said.

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SWEPCO
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        The seven cooperatives have been co-plan proponents with SWEPCO since the joint plan was filed in April 1996. They are Beauregard Electric Cooperative, Inc., Dixie Electric Membership Corp., Jefferson Davis Electric Cooperative, Inc., Northeast Louisiana Power Cooperative, Inc., South Louisiana Electric Cooperative Association, Valley Electric Membership Corp. and Washington-St. Tammany Electric Cooperative, Inc.

        SWEPCO's joint plan has been one of three proposed reorganization plans in the Cajun Electric bankruptcy. The other two plans are offered by (1) the trustee, who is supporting Louisiana Generating LLC, a partnership of NRG Energy Inc., Zeigler Coal Holding Co. and Southern Energy International; and (2) Enron Capital & Trade Resources and the Official Unsecured Creditors Committee.

        Louisiana Generating and Enron had joined in the trustee's action against SWEPCO and the cooperatives. The effect of the District Court decision, unless overturned on appeal, is to eliminate the proposed SWEPCO plan of reorganization from further consideration by the Bankruptcy Court during the confirmation proceedings.

        Southwestern Electric Power Co., based in Shreveport, La., is a subsidiary of Central and South West Corp. (NYSE:CSR), a Dallas-based public utility holding company.
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